NxStage ® Medical Reports Third Quarter 2006 Results
•	Third Quarter Revenues Increase by 268% Year over Year to $5.5 Million
•	Gross Margins Continue to Improve
•	900 Patients Now on Home Therapy
•	PureFlow SL™ Roll-Out On Track
LAWRENCE, MA., October 31, 2006, NxStage Medical, Inc. (NASDAQ: NXTM), the manufacturer of the NxStage System One™ portable kidney dialysis machine, reported third quarter 2006 revenue of $5.5 million, a 268% increase over revenues of $1.5 million for the same period of 2005. For the nine months ended September 30, 2006 revenue was $13.5 million, a 242% increase over revenue of $3.9 million for the first nine months of 2005.
Revenue Analysis
Revenues in the chronic home dialysis market rose to $3.6 million during the quarter ended September 30, 2006, a 318% increase over chronic market revenues of $900,000 during the third quarter of 2005. Chronic home dialysis revenues also rose by 37% on a sequential basis from the second quarter of 2006. For the nine months ended September 30, 2006 revenues in the chronic home dialysis market were $8.1 million, a 342% increase over chronic market revenues of $1.8 million for the first nine months of 2005.
During the third quarter of 2006, 237 net new patients began home treatment with NxStage’s System One and 157 dialysis centers were using the System One portable dialysis machine for home hemodialysis therapy on 900 end-stage renal disease (ESRD) patients at September 30, 2006. “We are pleased to announce another quarter of solid execution. During the third quarter, we made significant progress towards achieving our year-end goal of having 1,100 patients on home therapy,” said Mr. Jeff Burbank, President and Chief Executive Officer of NxStage.
Revenues in the critical care market were $1.9 million for the third quarter of 2006, a 199% increase over critical care revenues during the third quarter of 2005. For the nine months ended September 30, 2006, revenues in the critical care market were $5.3 million, a 154% increase over critical care revenues of $2.1 million for the first nine months of 2005. “NxStage is uniquely positioned today to meet the evolving needs of the critical care marketplace. To this end, strong demand for System One in the critical care market offset the effects of the traditionally slow third quarter. Importantly, our critical care system placements continue to build a solid base of recurring revenue for the future. Sales for the third quarter of disposable cartridges and fluid in the critical care market are up 135% year over year and also increased 9% sequentially from the second quarter of 2006,” continued Mr. Burbank.

Gross Margins Continue to Improve
“As a result of our unwavering focus on achieving operating efficiencies, we have made substantial progress towards becoming profitable on a gross margin basis over the past two quarters,” added Mr. Burbank. Cost of revenues was 120% of net revenues for the third quarter of 2006, compared to 132% for the second quarter of 2006 and 143% for the first quarter of 2006.
NxStage reported a net loss of ($9.6) million for the third quarter of 2006 compared with a net loss of ($6.6) million for the third quarter of 2005, reflecting increased sales and marketing spending and distribution costs arising from the ongoing launch of the System One in the chronic home hemodialysis market. These results for the third quarter of 2006 include non-cash stock-based compensation expense of $771,000. At September 30, 2006, cash, cash equivalents and short-term investments were $77.9 million.
Update on PureFlow SL
“We made substantial progress in our phased, commercial roll-out of the PureFlow SL module, a device which allows for the automated preparation of high purity dialysate in the patient’s home using ordinary tap water and dialysate concentrate. By reducing the use of bagged fluids and lowering distribution costs, the PureFlow SL module will have a significant impact on our ability to continue to expand our gross margins,” noted Mr. Burbank. “With more than 100 PureFlow SL units shipped and installed in the field, the feedback we have received to date is positive. We are on track for our expansion of PureFlow SL in the market,” added Mr. Burbank.
Outlook
The following guidance is based on current information and expectations as of October 31, 2006:
For the fourth quarter of 2006, NxStage expects revenues in the range of $6.3 million to $6.8 million, and a net loss in the range of ($10.0) million to ($10.5) million, or ($0.36) to ($0.38) per share, after estimated non-cash stock-based compensation charges of $600,000 to $800,000. This assumes a weighted average share count for the fourth quarter of 27.8 million shares outstanding. The Company expects to end the year with 1,100 patients on therapy at approximately 190 dialysis centers.
For the full year 2006, the Company believes that its revenues will be approximately $20.0 million, representing an increase from previously provided guidance of $19.0 million on July 27, 2006. In addition, the Company believes that it will incur a net loss of approximately ($39.0) million to ($40.0) million, or ($1.57) to ($1.61) per share, which is an improvement over previously issued guidance. This net loss guidance assumes an estimated $2.7 million to $3.0 million in non-cash stock-based compensation expense and a weighted average of 24.8 million shares for the full year 2006.
The Company notes that the estimated non-cash stock-based compensation expense for the fourth quarter and the full year 2006 could vary significantly depending on the Company’s stock price and future stock grant practices.

Conference Call
NxStage will host a conference call today at 9:00 a.m. EDT to discuss the third quarter 2006 results. To listen to the conference call, please dial (866) 543-6408 for domestic callers and (617) 213-8899 for international callers. The passcode is 60657454. A replay of the conference call will be available through November 7, 2006 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 10939175. An online archive of the conference call will also be available by accessing the Investor Relations section of the company’s website at www.nxstage.com.
About NxStage Medical:
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative dialysis systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
About End-Stage Renal Disease:
End-stage renal disease is the permanent failure of the kidneys to filter the body’s wastes. It is most commonly caused by diabetes, hypertension or genetic disorders. In order to survive, ESRD patients must use some form of therapy to replace the function of the kidneys for the rest of their lives. Currently, over 450,000 patients in the United States suffer from ESRD, and the costs of treating ESRD patients are more than $20 billion annually in the United States. Due to increases in diabetes, hypertension and the aging of the U.S. population, those figures are projected to double within the next 10-15 years. The most common form of kidney replacement therapy in the United States today is hemodialysis, which is used by over 350,000 patients currently. The great majority of these patients are treated with conventional, in-center hemodialysis, in which they must travel to a nearby dialysis center three times per week, where they are connected to dialysis machines for treatments lasting approximately three to four hours, to cleanse their blood.
About Hemodialysis:
Today, most patients undergo hemodialysis therapy three times a week in outpatient dialysis centers. This differs significantly from the 24/7 workings of the naturally functioning kidney. Increasingly, clinicians and patients have recognized opportunities for therapy improvements with more frequent, or daily, dialysis. More than a hundred clinical papers have reported on the health and quality of life benefits of hemodialysis done more frequently. The reported benefits include reduced hypertension, reduced cardiac strain and left ventricular hypertrophy, reduced amyloid disease, and improved anemia status, appetite, and quality of life, including the ability to return to work.

Forward-Looking Statements:
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to our projected revenues, losses, patient counts and center counts, the growth of the ESRD patient population, the anticipated demand for home and or daily dialysis products, the anticipated market acceptance and demand for NxStage’s products, including the PureFlow SL, and expectations as to the future operating results and stock-based compensation expense for both the fourth quarter and the year ending December 31, 2006. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements including growth in home or more frequent hemodialysis, market acceptance and demand for NxStage’s System One or the PureFlow SL and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the three months ended June 30, 2006.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
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NxStage Medical, Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$5,511,774	$1,496,785	$13,458,769	$3,933,960
Cost of revenues	6,620,268	2,270,865	17,481,151	6,114,408

Gross profit (deficit)	(1,108,494)	(774,080)	(4,022,382)	(2,180,448)

Operating expenses:
Selling and marketing	3,662,698	2,084,967	10,614,218	4,986,376
Research and development	1,386,150	1,648,887	4,741,339	4,704,659
Distribution	2,027,272	623,366	4,835,556	1,409,030
General and administrative	2,367,653	1,298,249	6,491,398	3,501,210

Total operating expenses	9,443,773	5,655,469	26,682,511	14,601,275

Loss from operations	(10,552,267)	(6,429,549)	(30,704,893)	(16,781,723)

Other income (expense):
Interest income	1,069,849	118,304	2,273,177	268,090
Interest expense	(93,218)	(278,667)	(786,721)	(592,063)

	976,631	(160,363)	1,486,456	(323,973)

Net loss	$(9,575,636)	$(6,589,912)	$(29,218,437)	$(17,105,696)

Net loss per share, basic and diluted	$(0.34)	$(2.57)	$(1.23)	$(6.66)

Weighted average shares outstanding, basic and diluted	27,760,835	2,567,618	23,818,789	2,566,852

NxStage Medical, Inc.
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$46,059,185	$61,223,377
Short-term investments	31,816,195	—
Accounts receivable, net	3,100,785	1,367,860
Inventory	9,885,148	5,956,336
Prepaid expenses and other current assets	588,234	523,160

Total current assets	91,449,547	69,070,733

Property and equipment, net	2,819,868	2,070,387
Field equipment, net	15,285,057	4,843,398
Other assets	406,435	446,508

Total assets	$109,960,907	$76,431,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,187,254	$3,027,524
Accrued expenses	4,058,656	2,204,621
Deferred rent obligation	252,983	224,694
Deferred revenue	87,917	—
Current portion of long-term debt	2,800,000	1,513,480

Total current liabilities	11,386,810	6,970,319

Deferred rent obligation	410,817	473,268
Long-term debt	5,316,667	1,633,070

Total liabilities	17,114,294	9,076,657

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 27,776,378 and 21,176,554 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	27,776	21,177
Additional paid-in-capital	205,996,642	151,675,548
Deferred compensation	—	(259,910)
Accumulated deficit	(113,229,106)	(84,010,669)
Accumulated other comprehensive income (loss)	51,301	(71,777)

Total stockholders’ equity	92,846,613	67,354,369

Total liabilities and stockholders’ equity	$109,960,907	$76,431,026

Revenue by Market

	Three-months ended		Nine-months ended
	September 30,		September 30,
	2006	2005	2006	2005
Critical Care Market	$1,865,607	$624,938	$5,333,680	$2,095,757
Chronic Market	3,646,167	871,847	8,125,089	1,838,203

Total	$5,511,774	$1,496,785	$13,458,769	$3,933,960

Business metrics:

	September 30,	December 31,	September 30,
	2006	2005	2005

Chronic patients on therapy	900	292	212

Dialysis centers with System One	157	70	53
Contact:
Jeff Burbank
President & Chief Executive Officer
978-687-4700